UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TICC SENDS LETTER TO STOCKHOLDERS HIGHLIGHTING THE FIVE MOST IMPORTANT AND
UNDISPUTED POINTS IN SUPPORT OF THE BSP AGREEMENT

Urges Stockholders to Vote WHITE Proxy Card Today

GREENWICH, CT – October 20, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") today sent a letter to stockholders regarding the benefits of the previously announced agreement under which an affiliate of Benefit Street Partners, LLC (“BSP”) would become the Company’s new investment adviser, and urging stockholders to vote “FOR” the Company’s proposals on the WHITE proxy card at the Company’s Special Meeting on October 27, 2015.

The letter and additional information regarding TICC’s Special Meeting can be found at www.TICCBSPAgreement.com.

The full text of the letter is as follows:

October 20, 2015

Please sign & return the enclosed white proxy card today!

Dear Fellow TICC Capital Corp. Stockholder:

Ahead of the TICC Capital (“TICC”) Special Meeting on October 27th, we urge you to VOTE THE ENCLOSED WHITE PROXY CARD TODAY and vote FOR the investment advisory agreement with Benefit Street Partners (“BSP”).

WHAT YOUR VOTE MEANS

Despite the noise and back and forth from those who have opinions on the future of TICC, here are the five most important and undisputed points you should keep in mind when it comes to deciding how to vote.

1.	BSP is a leading credit focused investment manager with a concrete plan for the TICC portfolio. You have been presented with a compelling opportunity to approve an investment advisory agreement enabling a leading credit manager to serve as TICC’s investment advisor. BSP has considerable expertise in private debt and leveraged finance, a deep bench of talent and a proven track record. BSP conducted nine months of due diligence and has a defined strategy to reposition TICC’s portfolio to create a best-in-class BDC.

2.	Fees under BSP will be lower than they are now and lower than most BDCs. Following the approval of the BSP investment advisory agreement, TICC expects to have one of the lowest fees in the industry. This means that the fees would be lower than those under TICC’s current investment advisory arrangement with TICC Management. The fee structure would also be significantly more beneficial to TICC stockholders than the one under the TPG Specialty Lending, Inc. (“TPG BDC”) proposal.

3.	BSP has a plan to immediately reduce the gap between net asset value and market value. BSP has recommended a $50 million to $100 million tender offer or repurchase program for TICC shares, with the tender offer to be funded by BSP after the vote at a minimum price of ~0.9x NAV[1], creating even more value for TICC stockholders.

4.	The Special Committee of the TICC board has evaluated NexPoint Advisors, L.P.’s (“NexPoint”) and TPG BDC’s proposals and continues to recommend that TICC stockholders vote FOR the BSP agreement. The TICC Special Committee, which is comprised of three independent directors with no financial interest in the transaction, carefully evaluated the NexPoint and TPG BDC proposals. After giving them full consideration, the Special Committee determined that the BSP investment advisory agreement is superior to these alternative proposals, which are uncertain, value TICC below its net asset value, and/or lack a coherent strategy for growing TICC’s investment portfolio.

5.	The BSP investment advisory agreement is the only agreement TICC stockholders can vote on. A vote against this agreement would mean maintaining the status quo (higher fee structure), considerable uncertainty, and ZERO incentive for any parties to provide a more compelling proposal.

EVERY VOTE COUNTS!

WE URGE YOU TO VOTE THE WHITE CARD TODAY!

Thank you for your support.

Sincerely,

Steve Novak

Chair, Special Committee, TICC Capital Corp.

Important

Your Vote Is Important. No matter how many shares of TICC’s common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner. We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions.

If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners at:

Okapi Partners LLC Banks and Brokerage Firms, Please Call: (212) 297-0720 Stockholders and All Others Call Toll-Free: (877) 566-1922 Email: info@okapipartners.com

[1]Appropriate minimum tender offer price would be no less than the current average price to net asset value ratio for large-cap BDCs (which is approximately 90% today); source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015

2In comparison to, or as would be the case under the TPG BDC proposal. In this regard, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC stockholders on a pro forma basis

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:

Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922